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\                                                                  Exhibit 10.59


                LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF
                                 AIRLOGICS, LLC


         This Limited Liability Company Operating Agreement (including the appendices attached hereto, the "Agreement") of AirLogics LLC, a Delaware limited liability company (the "Company"), is made as of April 1, 2000 between SOUTH JERSEY ENERGY COMPANY ("SJE"), a New Jersey corporation, located at Number One South Jersey Plaza, Route 54, Folsom, NJ 08037 and GZA GEOENVIRONMENTAL, INC. ("GZA"), a Massachusetts corporation, located at 320 Needham Street, Newton Upper Falls, MA 02464 as the members of the Company ("Members," and each a "Member").

         ARTICLE I            DEFINITIONS.

Capitalized terms used in this Agreement shall have the meanings set forth in this Article I unless otherwise expressly provided.

         1.1 "ACT" means the Delaware Limited Liability Company Act, as amended.

         1.2 ADJUSTED CAPITAL ACCOUNT DEFICIT - with respect to any Member, the deficit balance, if any, in such Members Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

                  (i) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Operating Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                  (ii) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4),
                  1.704-1(b)(2)(ii)(d)(5), and 1.704(b)(2)(ii)(d)(6).

                  The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations
                  Section 1.704-1 (b)(2)(ii)(d) and shall be interpreted consistently therewith.

         1.3 "AFFILIATE" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person. "Controlled Affiliate" means, with respect to any Person: (a) any Person directly or indirectly controlled by such Person, and (b) any Person a majority of whose equity securities are owned directly or indirectly by such Person. For purposes of these definitions, the term "controls," "is controlled by," or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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         1.4 "AGREEMENT" means the Limited Liability Company Operating Agreement of the Company between SJE and GZA, as the Members of the Company.

         1.5 "ASSETS" has the meaning defined in Section 3.1 (a).

         1.6 " BUSINESS" has the meaning given that term in Section 3.1.

         1.7 CAPITAL ACCOUNT - with respect to any Member, the Capital Account maintained or such Person in accordance with the following provisions:

                  (i) To each Members Capital Account there shall be credited such Members Capital Contributions, such Member's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Sections 4.08 or
                  4.09 hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any Property distributed to such Member.

                  (ii) To each Member's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Operating Agreement, such Member's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Sections 4.08 or 4.09 hereof, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

                  (iii) In the event any interest in the Company is transferred in accordance with the terms of this Operating Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

                  (iv) In determining the amount of any liability for purposes of Sections 1.7(i) and 1.7(ii) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

                  The foregoing provisions and the other provisions of this Operating Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section
                  1.7041 (b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Executive Committee shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members), are computed in order to comply with such Regulations, the Executive Committee may make such modification, provided that is not likely to have a material effect on the amounts distributable to any Member pursuant to
                  Article IX hereof upon the dissolution of the Company. The Executive Committee also shall (i) make any adjustments that



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                  are necessary or appropriate to maintain equality between the
                  Capital Accounts of the Members and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes in accordance with Regulations Section 1.7041(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Operating Agreement not to comply with Regulations Section 1.7041(b).

         1.8 CAPITAL CONTRIBUTION - With respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company with respect to the Percentage Interest held by such Member pursuant to the terms of this Operating Agreement. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or by a Person related to the maker of the note within the meaning of Regulations
Section 1.7041(b)(2)(ii)(c)) shall not be included in the Capital Contribution of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.7041(b)(2)(iv)(d)(2).

         1.9 COMPANY MINIMUM GAIN - Refers to "partnership minimum gain" as set forth in Regulations Sections 1.7042(b)(2) and 1.7042(d).

         1.10 "CERTIFICATE OF FORMATION" means the Certificate of Formation of the Company as filed with the Secretary of State of Delaware, as the same may be amended or restated from time to time.

         1.11 "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

         1.12 "COMPANY" means AirLogics, LLC, a Delaware limited liability company.

         1.13 "CONTRACT" means a contract for the sale of air monitoring equipment and services to a customer.

         1.14     "CONTROLLED AFFILIATE" has the meaning defined in Section 1.3.

         1.15 "COVERED PERSON" is any Member, Executive Committee, employee or agent of the Company.

         1.16 "DEPRECIATION" - For each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with


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reference to such beginning Gross Asset Value using any reasonable method selected by the Executive Committee.


         1.17 "EFFECTIVE DATE" means April 1, 2000 which is the date on which the Certificate of Formation is, by its express terms, to become effective.

         1.18 GROSS ASSET VALUE - With respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                  (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the majority of the Members;

                  (ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Executive Committee, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest in the Company; and
                  (c) the liquidation of the Company within the meaning of Regulations Section 1.7041(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Executive Committee reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

                  (iii) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Executive Committee; and

                  (iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.7041 (b)(2)(iv)(m) and Sections 2.01(42)(vi) and 9.03(e) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 2.01(18)(iv) to the extent the Executive Committee determines that an adjustment pursuant to Section 2.01(17)(ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this
                  Section 1.18(iv).

                  If the Gross Asset Value of an asset has been determined or adjusted pursuant to these Sections 1.18(i), (ii), or (iv) hereof, such Gross Asset Value shall thereafter


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                  be adjusted by the Depreciation taken into account with
                  respect to such asset for purposes of computing Profits and Losses.


         1.19 "GZA GEOENVIRONMENTAL INC." means GZA, a Massachusetts corporation and Member of the Company.

         1.20 "ENTITY" means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, or any foreign trust, or foreign business organization.

         1.21 "EVENT OF DISSOLUTION" has the meaning defined in Section 9.1.

         1.22 "EXECUTIVE COMMITTEE" has the meaning defined in Section 5.2(a).

         1.23 "FISCAL YEAR" means (i) the period commencing on the Effective Date and ending on the immediately succeeding December 31, and (ii) any subsequent twelve month period commencing on January 1 and ending on December 31, and any portion of said subsequent period for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss, or deduction.

         1.24 LIQUIDATING EVENT - Any of the events described in Section 14.01.

         1.25 "LLC LAW" means the Delaware Limited Liability Company Act and all amendments thereto.

         1.26 "MEMBER" means each of SJE and GZA; together SJE and GZA may be referred to as "Members".

         1.27 "MEMBER MONTHLY LOAN BALANCE" has the meaning defined in Section 6.2.

         1.28 MEMBER NONRECOURSE DEBT - Refers to "partner nonrecourse debt" as set forth in Regulations Section 1.7042(b)(4).

         1.29 MEMBER NONRECOURSE DEBT MINIMUM GAIN - An amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.7042(i)(3).

         1.30 MEMBER NONRECOURSE DEDUCTIONS - Refers to "partner nonrecourse deductions" as set forth in Regulations Sections 1.7042(i)(1) and 1.7042(i)(2).

         1.31 NET CASH FROM OPERATIONS - The gross cash proceeds from Company operations less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by the


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Executive Committee. "Net Cash From Operations" shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this definition.

         1.32 NONRECOURSE DEDUCTIONS - has the meaning set forth in Regulations
Section 1.7042(b)(3).

         1.33 NONRECOURSE LIABILITY - Has the meaning set forth in Regulations
Section 1.7042(b)(3).

         1.34 "PERCENTAGE INTEREST" means, subject to Section 4.03, as to SJE having 50% and GZA having 50% of all interests in the Company, which shall be such Member's percentage share of (i) total Profits or Losses of the Company to be allocated; (ii) the total amount of the initial and each additional capital contribution; and (iii) the total amount of each distribution.

         1.35 "PERSON" means any individual or Entity, and the executors, administrators, legal representatives, successors, and assigns of a "Person" when the context so permits.

         1.36 PROFITS AND LOSSES - For each Fiscal Year, an amount equal to the Company's taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purposes, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                  (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.37 shall be added to such taxable income or loss;

                  (ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.7041(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.37 shall be subtracted from such taxable income or added to such loss;

                  (iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to Section 1.18(ii) or Section 1.18(iii) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                  (iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

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                  (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with
                  Section 1.16 hereof;

                  (vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required pursuant to Regulations Section 1.7041(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Members interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

                  (vii) Notwithstanding any other provision of this Section 1.37, any items which are specially allocated pursuant to Sections 4.08 and 4.09 hereof shall not be taken into account in computing Profits or Losses.

                  The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 4.08 and 4.09 hereof shall be determined by applying rules analogous to those set forth in Sections 1.37(i) through 1.37(vi) above.

         1.37 PROPERTY - All real and personal property acquired by the Company and any improvements thereto, and shall include both tangible and intangible property.

         1.38 REGULATIONS - Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

         1.39 REGULATORY ALLOCATIONS - Has the meaning set forth in Section 4.09 hereof.

         1.40 "SJE" means South Jersey Energy Company, a New Jersey corporation and Member of the Company.

         1.41 "SUPPORT SERVICES AGREEMENT" has the meaning defined in Section
6.1.

         1.42 TAXING JURISDICTION - Any state, local or foreign government that collects tax, interest or penalties, however designated, on any Member's share of the income or gain attributable to the Company.

         1.43 "TRANSACTION OPPORTUNITY" means the sale of equipment and/or provision of service to perform automated real-time air monitoring.

         1.44 "TRANSFER" means, in either noun or verb form, any voluntary or involuntary

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transfer, sale, or other disposition.

ARTICLE II         FORMATION, TERM, NAME AND STATUS.

          2.1 FORMATION. The Members acknowledge that the Company is to be formed pursuant to the Act by the filing of a Certificate of Formation in the form required with the Delaware Secretary of State upon signing of the Operating Agreement. The fact that the Certificate of Formation is on file with the Department of State of the State of Delaware shall constitute notice that the Company is a limited liability company. Simultaneously with the execution of this Operating Agreement and filing and acceptance of the Certificate of Formation, GZA and SJE shall be admitted as Members of the Company.

         2.2 TERM. The term of the Company shall commence on the Effective Date and, unless sooner dissolved in accordance with this Agreement or as required by statute, shall continue until the twentieth anniversary of the Effective Date.

         2.3 NAME. The name of the Company is AirLogics, LLC.

         2.4 NO STATE LAW PARTNERSHIP, LIABILITY TO THIRD PARTIES. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership), and that no Member be a partner or joint venture of any other Member nor assume the duties that either such status may impose, for any purposes other than federal and state tax purposes, and that this Agreement not be construed otherwise. Except to the limited extent expressly provided in
Section 7.4, no Member shall be liable for the debts, obligations or liabilities of the Company to third parties, including under a judgment, decree or order of a court.

         2.5 AGREEMENT, EFFECT OF INCONSISTENCIES WITH LLC LAW. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members executing this Operating Agreement hereby agree to the terms and conditions of this Operating Agreement, as it may from time to time be amended according to its terms. It is the express intention of the Members that this Operating Agreement shall be the sole source of agreement of the parties, and, except to the extent a provision of this Operating Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the LLC Law, this Operating Agreement shall govern, even when inconsistent with, or different than, the provisions of the LLC Law or any other law or rule. To the extent any provision of this Operating Agreement is prohibited or ineffective under the LLC Law, this Operating Agreement shall be considered amended to the smallest degree possible in order to make the agreement effective under the LLC Law. In the event the LLC Law is subsequently amended or interpreted in such a way to make any provision of this Operating Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. The Members hereby agree that each Member shall be entitled to rely on the provisions of this Operating Agreement, and no Member shall be liable to the Company or to any Member for any action or refusal to act taken in good faith reliance on the terms of this Operating Agreement. The Members hereby agree that the duties and obligations imposed on the Members


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as such shall be those set forth in this Operating Agreement, which is intended to govern the relationship among the Company and the Members, notwithstanding any provision of the LLC Law or common law to the contrary.

         2.6 CONFIRMATION OF STATUS, SCOPE OF AUTHORITY. Each Member hereby confirms and agrees to its status as a Member upon the terms and conditions set forth in this Agreement.

         2.7 PRINCIPAL OFFICE. The principal office of the Company shall be located at 1 South Jersey Plaza, Folsom, New Jersey 08037.

ARTICLE III         PURPOSE, EXCLUSIVE DEALINGS, AND ASSETS.

         3.1 PURPOSE.

                  (a) The Company has been organized for the purpose of providing automated real-time air monitoring equipment and services, (the "Business"). The Executive Committee shall have no authority to undertake any activity outside of the parameters of the Business without the unanimous support of all Members.

                  (b) In addition, the Company may engage in any act concerning any or all other business or activity that now or hereafter may be necessary, incidental, proper, advisable, or convenient to accomplish the foregoing purposes and that is not forbidden by the law of the jurisdiction in which the Company engages in that business; PROVIDED, HOWEVER, THAT NOTWITHSTANDING ANYTHING STATED HEREIN TO THE CONTRARY, the Company shall not engage in any activity which would cause the Company to be a "public utility company" or a "holding company" as such terms are used in the Public Utility Holding Company Act of 1935, as amended. The Company may accomplish the purposes set forth in this
         Section 3.1 by entering into any contract, subject to the provisions of this Agreement, or taking any other action permitted under the Act and any other applicable law and necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

                  (c) Except as provided in Sections 3.2(a)-(d), any Member may engage in or possess an interest in other business ventures of every nature and description, independently or with others, and neither the Company nor the Members shall have any right by virtue of this Agreement in such other business ventures or to the income or profits derived therefrom.

                     (d) The Company exists only for the purposes specified in this Article III, and may not conduct any business other than the Business without the approval of an unanimous decision of the Members. Furthermore, notwithstanding the provisions of this Agreement, the Company shall not do business in any jurisdiction that would jeopardize the limitation on liability afforded to Members under the LLC Law or this Operating Agreement.



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         3.2 EXCLUSIVE DEALINGS.

                  (a) From the Effective Date, each Member must offer to the Company each Transaction Opportunity which falls within the purpose defined herein. Neither Member shall pursue (or permit its Affiliates or Controlled Affiliates to pursue) such Transaction Opportunities for itself (or themselves) except as permitted by Sections 3.2 (e), and 9.2(b).

                  (b) After a Transaction Opportunity has been offered to the Company, the Members of the Executive Committee shall accept or reject the Transaction Opportunity on behalf of the Company.

                  (c) If a Transaction Opportunity is accepted, the Executive Committee shall document the acceptance of the Transaction Opportunity and pursue the underlying transaction.

                  (d) Any Transaction Opportunity which the Executive Committee does not accept within a reasonable time (two weeks) of its presentation to the Executive Committee will be deemed to be rejected by the Company. For purposes of Article XIV, such rejection shall not constitute a dispute unless there is a good faith dispute as to whether or not a rejection actually occurred.

                  (e) If Transaction Opportunity is rejected by the Company:

                           (i) the Company shall not pursue the Transaction Opportunity; and

                           (ii) either Member, or both, may pursue the Transaction Opportunity for its own benefit.


         3.3 INTELLECTUAL PROPERTY. Upon formation of AirLogics, LLC, SJE and GZA agree to assign all of their intellectual property rights in the Perimeter Air Monitoring System for which a patent is pending with the United States Patent Office, Application No. 09/143,699 to Airlogics, LLC.

         3.4 RESPONSIBILITY FOR WARRANTIES AND SYSTEM SUPPORT. AirLogics shall be exclusively responsible for providing any warranties on sales of automated air monitoring equipment. AirLogics shall provide all required system support on equipment sold and services provided to customers.

ARTICLE IV MEMBER CONTRIBUTIONS, ALLOCATIONS, DISTRIBUTIONS AND TAXES.

         4.1 INITIAL CAPITAL CONTRIBUTIONS. The names, addresses, initial Capital Contributions, and Percentage Interests of the Members are set forth below. The initial Capital Contributions shall be made concurrently with the last execution of this Operating Agreement. Each Member acknowledges that the interests in the Company have not been registered under the

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Securities Act of 1933, as amended, or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

                           SJE:     $250,000
                           GZA:     $250,000

         4.2 CAPITAL ACCOUNTS. A separate Capital Account shall be established and maintained for each Member.



         4.3 ADDITIONAL CAPITAL CONTRIBUTIONS.

         (a) Additional monetary Capital Contributions, may be requested by the Executive Committee in its reasonable discretion as may be needed to cover ongoing operating expenses or to cover losses the Company has incurred, Such additional monetary Capital Contributions shall be payable in cash in proportion to the Percentage Interests of the Members. Except as stated above, no Member shall be required to make any additional monetary capital contributions.

         (b) In the event that a Member fails to make any additional monetary Capital Contribution as provided above, all other Members may elect to make any monetary Capital Contributions that have not been made by the non-contributing Member. Such election shall be made in writing, with notice to all other Members, within twenty-five (25) days after the issuance of the original written notice from the Executive Committee regarding the additional Capital Contributions. If more than one Member elects to make the additional Capital Contribution, then all such electing Members shall contribute on a pro rata basis determined by their respective Percentage Interests.

         (c) In the event that a Member fails to make an additional Capital Contribution as provided above, the Percentage Interests of the Members shall be adjusted so that the Percentage Interest of each Member shall equal the Gross Asset Value of the Capital Contributions made by such Member divided by the Gross Asset Value of all Capital Contributions.

         4.4 LOANS. If any Member shall make any loan or loans to the Company or advance money on its behalf, the amount of any such loan or advance shall not be treated as a Capital Contribution of the Company but shall be a debt due from the Company. The amount of such loan or advance by a lending Member shall be repayable out of the Company's cash and shall bear interest at the rate agreed between the Company and the lending Member. No Member shall be obligated to make any loan or advance to the Company.

         4.5 OTHER CONTRIBUTIONS MATTERS.

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         (a) Under circumstances requiring a return of any Capital
Contributions, no Member shall have the right to receive property other than cash except as may be specifically provided herein.

         (b) No Member shall receive any interest, salary, or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as Member, except as otherwise provided in this Operating Agreement.

         (c) Each Member waives any and all rights that it may have to maintain an action for partition of the Company's Property.

         4.6 PROFITS. After giving effect to the special allocations set forth in Sections 4.8 and 4.9 hereof, Profits for any Fiscal Year shall be allocated among the Members in proportion to their Percentage Interests.

         4.7 LOSSES.

         (a) After giving effect to the special allocations set forth in Sections 4.8 and 4.9 hereof, Losses for any Fiscal Year shall be allocated among the Members in proportion to their Percentage Interests.

         (b) The Losses allocated pursuant to Section 4.7(a) hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 4.7(a) hereof, the limitation set forth in this Section 4.7(b) shall be applied on a Member by Member basis so as to allocate the maximum permissible Losses to each Member under Regulations Section 1.7041(b)(2)(ii)(d). All Losses in excess of the limitations set forth in this Section 4.7(b) shall be allocated to the Members in proportion to their Percentage Interests.

         4.8 SPECIAL ALLOCATIONS. The following special allocations shall be made in the following order:

         (a) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.7042(f), notwithstanding any other provision of this
Article IV, if there is a net decrease in Company Minimum Gain during any Company Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.7042(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.7042(f)(6) and 1.70420)(2). This Section

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
4.8(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.7041 (f) and shall be interpreted consistently therewith.

         (b) Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.7041 (i)(4), notwithstanding any other provision of this
Article IV, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Company Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations
Section 1.7042(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.7042(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.7042(i)(4) and 1.70420)(2). This Section 4.8(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.7042(i)(4) and shall be interpreted consistently therewith.

         (c) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated among the Members in proportion to their Percentage Interests.

         (d) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations
Section 1.7042(i)(1).

         (e) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Regulations Sections 1.7041(b)(2)(iv)(m)(2) or 1.7041(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their Percentage Interests in the Company in the event Regulations Section 1.7041(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event Regulations Section 1.7041(b)(2)(iv)(m)(4) applies.

         (f) Allocations Relating to Taxable Issuance of Percentage Interests. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of an interest in the Company to a Member (the "Issuance Items") shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Operating Agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

         (g) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.7041(b)(2)(ii)(d) (4), 1.704(b)(2)(ii)(d)(5), or
1.7041(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 4.8(g) shall be made only if and to the extent that such Member would have an adjusted Capital Account Deficit after all other allocations provided for in this Section 4.8 have been tentatively made as if this Section 4.8(g) were not included in this Operating Agreement.

         4.9 CURATIVE ALLOCATIONS. The allocations set forth in Sections 4.8(a), 4.8(b), 4.8(c), 4.8(d), 4.8(e) and 4.8(g) hereof (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 4.9. Therefore, notwithstanding any other provision of this
Article IV (other than the Regulatory Allocations), the Executive Committee shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Operating Agreement and all Company items were allocated pursuant to Sections 4.6 and 4.7 hereof. In exercising its discretion under this Section 4.9, the Executive Committee shall take into account future Regulatory Allocations under Sections 4.8(a) and 4.8(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 4.8(c) and 4.8(d).

         4.10 OTHER ALLOCATION RULES.

         (a) The Members are aware of the income tax consequences of the allocations made by this Article IV and hereby agree to be bound by the provisions of this Article IV in reporting their shares of Company income and loss for income tax purposes.

         (b) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Executive Committee using any permissible method under Code Section 706 and the Regulations thereunder.

         (c) Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company, within the meaning of Regulations Section 1.7523(a) (3), the Members' interests in Company profits are in proportion to their Percentage Interests.

         (d) To the extent permitted by Regulations Section 1.7042(h)(3), the Executive Committee shall endeavor not to treat distributions of Net Cash from Operations as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt.

         4.11 TAX ALLOCATIONS: CODE SECTION 704(C). In accordance with Code
Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section 1.18 hereof).

         In the event the Gross Asset Value of any Company asset is adjusted pursuant to Section 1.18 hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

         Any elections or other decisions relating to such allocations shall be made by the Executive Committee in any manner that reasonably reflects the purpose and intention of this Operating Agreement. Allocations pursuant to this
Section 4.11 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provisions of this Operating Agreement.

         4.12 TAX CHARACTERIZATION AND RETURNS.

         (a) The Members acknowledge that the Company will be treated as a "partnership" for federal and State of Delaware state tax purposes. All provisions of this Operating Agreement and the Company's Articles of Organization are to be construed so as to preserve that tax status.

         (b) In accordance with Section 10.03, within ninety (90) days after the end of each Fiscal Year, the Executive Committee will cause to be delivered to each person who was a Member at any time during such Fiscal Year a Form K-1 and such other information, if any, with respect to the Company as may be necessary for the preparation of each Members federal or state income tax (or information) returns, including a statement showing each Member's share of income, gain or loss, and credits for the Fiscal Year.

         4.13 TAX ELECTIONS. The Executive Committee may make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company, including the election referred to in Code Section 754 to adjust the basis of Company assets.

         4.14 TAXES OF TAXING JURISDICTIONS. To the extent that the laws of any Taxing Jurisdiction require, each Member (or such Members as maybe required by the Taxing Jurisdiction) will submit an agreement indicating that the Member will make timely income tax payments to the Taxing Jurisdiction and that the Member accepts personal jurisdiction of the Taxing Jurisdiction with regard to the collection of income taxes attributable to the Member's income, and interest, and penalties assessed on such income. If the Member fails to provide such agreement, the Company may withhold and pay over to such Taxing Jurisdiction the amount of tax, penalty and interest determined under the laws of the Taxing Jurisdiction with respect to such income.

         The Tax Partner on behalf of the Executive Committee, where permitted by the rules of any Taxing Jurisdiction, may file a composite, combined or aggregate tax return reflecting the income of the Company and pay the tax, interest and penalties of some or all of the Members on such income to the Taxing Jurisdiction, in which case the Company shall inform the Members of the amount of such tax interest and penalties so paid.

         4.15 TAX MATTERS PARTNER. SJE is initially designated as the "tax matters partner" of the Company pursuant to Code Section 321 (a)(7). The Members may, by vote of a majority of the Members, designate any Member as tax matters partner. Any Member designated as tax matters partner shall take such action as may be necessary to cause each other Member to become a "notice partner" within the meaning of Code Section 6223. Any Member who is designated tax matters partner may not take any action contemplated by Code Sections 6222 through 6232 without the consent of the other Member.

ARTICLE V MANAGEMENT.

         5.1 MANAGEMENT BY MEMBERS. The business and affairs of the Company shall be directed by its Members in accordance with the provisions of this Agreement as set forth below.

         5.2 EXECUTIVE COMMITTEE.

                  (a) The Company shall be managed by and at the direction of its Members through a committee consisting of two representatives of SJE and two representatives of GZA (the "Executive Committee"). Each meeting of the Executive Committee shall be deemed a meeting of the Members. Meetings of the Members (apart from meetings of the Executive Committee) are neither necessary nor required.

                   (b) From time to time, each Member shall elect its two
                  representatives to the Executive Committee, and such election shall be communicated in writing to the LLC. At the time of formation, GZA names M. Joseph Celi and William R. Beloff as its representatives. SJE names Edward J. Graham and George L. Baulig as its representatives.

                  (c) The Executive Committee shall have the authority to manage and establish policies and strategies of the Company including, without limitation, the authority to:

                           (i) enter into any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance and operation of the property of the

                           Company, or in connection with managing the affairs of the Company, including amendments to this Agreement and the Certificate of Formation in accordance with the terms of this Agreement;

                           (ii) allocate and distribute Profits and Losses to Members in accordance with their Percentage Interests;

                           (iii) establish an Operating Committee, if desired, establish and modify Operating Committee Procedures from time to time;

                           (iv) establish reserves from Profits which otherwise would be distributed to Members;

                           (v) borrow money and issue evidence of indebtedness necessary, convenient, or incidental to the accomplishment of the purpose of the Company; and secure the same by mortgage, pledge, or other lien on any property or asset of the Company;

                           (vi) prepay in whole or part, refinance, recast, increase, modify or extend any liabilities affecting the property of the Company and in connection therewith execute any extensions or renewals of encumbrances on any or all of such property;

                           (vii) invest, manage, and distribute Company funds to the Members in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Company or this Agreement, including but not limited to opening and maintaining Company bank accounts and authorizing signatories with respect thereto;

                           (viii) employ accountants, legal counsel, managing agents and other Persons (including but not limited to Affiliates of Members, subject to Section 6.1 of the Agreement) to perform service for the Company and to compensate them from Company funds;

                           (ix) make any and all elections for federal, state, and local tax purposes including, without limitation, any election, if permitted by applicable law: (A) to adjust the basis of property of the Company pursuant to Code Sections 754, 734(b), and 743(b), or comparable provisions of state or local law, in connection with Company distributions; (B) to extend the statute of limitations for assessment of tax deficiencies against Members with respect to adjustments to the Company's federal, state, or local tax returns; and (C) to the extent provided in Code Sections 6221 through 6231, to represent the Company and its Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company and its Members, and to file any tax returns and to execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company or the Members;

                           (x) institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company or the Members in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith;

                           (xi) engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to property of the Company) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Company, as may be lawfully carried on or performed by a limited liability company under the Act;

                           (xii) take, or refrain from taking, all actions not expressly proscribed or limited by or addressed in this Agreement, as may be necessary or appropriate to accomplish the purposes of the Company, including but not limited to the establishment, maintenance, and expenditure of reserves to provide for working capital, debt service, and such other purposes as it may deem necessary or advisable;

                           (xiii) sell all or substantially all of the assets of the Company;

                           (xiv) merge or consolidate the Company;

                           (xv) mortgage or encumber all or substantially all of the assets of the Company;

                           (xvi) approve the Company's budget;

                           (xvii) vote to dissolve the Company;

                           (xviii) vote to seek bankruptcy protection for the Company; and

                           (xix) distribute excess cash to the Members.

                  (d) Any decision or act of the Executive Committee taken in accord with the provisions of this Agreement shall control and bind the Company.

                  (e) Any Member may replace either or both of its representatives on the Executive Committee at any time.

         5.3 DECISIONS OF THE EXECUTIVE COMMITTEE. All decisions of the Executive Committee require the assent of a majority of all then current Executive Committee members, provided that such majority assent shall include the assent of at least one representative each of SJE and GZA.

         5.4 RIGHT TO RELY ON EXECUTIVE COMMITTEE.

         (a) Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by any member of the Executive Committee as to:

                           (i) the identity of any member of the Executive or
                  Operating Committees or Member of the Company;

                           (ii) the existence or nonexistence of any fact or
                  facts which constitute a condition precedent to acts by the Executive Committees or which are in any other manner germane to the affairs of the Company;

                           (iii) the Persons who are authorized to execute and
                  deliver any instrument or document of the Company; or

                           (iv) any act or failure to act by the Company or any
                  other matter whatsoever involving the Company or any member of the Executive Committee, or any Member of the Company.

         (b) Except as otherwise required by law, the signature of any member of the Executive Committee shall be sufficient to constitute execution of a document, on behalf of the Company, which has been properly authorized by action of the Executive Committee. Notwithstanding Article XIII, the Members agree that a copy of this Agreement may be shown to appropriate parties in order to confirm the same. Any member of the Executive Committee shall have the power and authority to execute on behalf of the Company, the Executive Committee, or the Members any document to be filed with the Secretary of the State of Delaware pursuant to the Act.

         5.5 DESIGNATION OF OFFICER TITLES. The Members may provide officer titles for members of the Executive Committee of the Company. The officer titles may include, but shall not be limited to, a Chairman, a President, one or more Vice Presidents, a Treasurer, a Secretary and such other officer titles as the Members decide to appoint.

         5.6 FUNCTIONING OF THE EXECUTIVE COMMITTEE

                  (a) Quorum and Voting. Three of the four members of the Executive Committee shall constitute a quorum for the conducting of business. Approval of any matter brought before the Executive Committee requires the assent of three of the four members of the Executive Committee. Each member of the Executive Committee shall have one vote on each matter.

                  (b) Chairman. One of the members of the Executive Committee shall serve as the Chairman of the Executive Committee for a term of one year. The position of Chairman shall rotate annually between a representative of SJE and a representative of GZA. The initial Chairman of the Executive Committee shall be a representative of GZA. The Chairman shall vote solely in his capacity as a member of the Executive Committee.

                  (c) Meetings. Regular meetings of the Executive Committee shall be held as determined by the Chairman of the Executive Committee, but at least quarterly. Members of the Executive Committee may participate in a meeting of the Executive Committee by a means of a conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other and be heard sufficiently to permit contemporaneous exchange and debate. Participation in a meeting in this manner shall constitute presence in person at the meeting.

                  (d) Notice, Waiver, and Minutes. All members of the Executive Committee shall receive a notice of each regular meeting of the Executive Committee together with a copy of the proposed agenda for such meeting at least five days prior to a scheduled regular meeting date. The Chairman or any two members of the Executive Committee may, upon two day's notice (such notice to include a proposed agenda) to the other members of the Executive Committee, call a special meeting of the Executive Committee at any time. Attendance at any meeting of the Executive Committee (either in person or by means of conference telephone or similar communications equipment) shall constitute waiver of notice thereof. The Executive Committee shall cause minutes of its meetings to be kept which shall be open for inspection by any Member at any time.

                  (e) Alternate Representatives. Each member of the Executive Committee shall be entitled to appoint (and to change) an alternate representative to attend meetings of the Executive Committee in such member's place. A member of the Executive Committee may appoint as an alternate, only a representative of the same Member. An alternate may not be a member of the Executive Committee in his own right. Alternate representatives shall be appointed or changed by the appointer serving notice to the effect upon SJE and GZA. An alternate representative shall not be entitled to vote in his capacity as such at any meeting at which his appointer is present.

                  (f) Action Without Meeting. Any action which may be taken by the Executive Committee at a meeting thereof may be taken without a meeting by the unanimous written consent of all members of the Executive Committee.

ARTICLE VI SUPPORT BY MEMBERS.

         6.1 SUPPORT SERVICES AGREEMENTS. With the execution of this Agreement, each of SJE and GZA intend to execute support services agreements in substantially similar form to those which are attached as Appendices A and B. Such agreements will provide for the rendition of services to the Company on the terms stated therein. Each such agreement is referred to as a "Support Services Agreement."

         6.2 REIMBURSEMENTS TO COMMITTEE MEMBERS. Subject to limits established in the Company's budget, reasonable travel expenses of the Executive Committee members shall be reimbursed by the Company.

         6.3 STATEMENTS TO MEMBERS FOR SERVICES RENDERED. After a period of two years from the date a statement for services rendered under an Support Services Agreement or for a sale of Assets is delivered to the Company, neither the Company nor the other Member may contest the amount or validity of such statement.

         6.4 MEMBERS ACTING AS AGENT. With the prior, specific, written authorization of the Executive Committee in each case, a Member may from time to time in its own name but as agent for and on behalf of the Company enter into transactions for the acquisition or disposition of Assets. Any Member which acts as an agent of the Company pursuant to this Section 6.6 shall have the benefit of the guarantee set forth in Section 7.3.

ARTICLE VII LIABILITIES, LIMITATION OF LIABILITIES AND INDEMNIFICATION.

         7.1 LIMITATION OF LIABILITY of Members, and Executive Committee members and Limitation of Duty Owed by Members, and Executive Committee members. It is specifically understood and agreed that:

                  (a) a Member or Executive Committee member shall not be required to devote full time to Company business;

                  (b) except as expressly otherwise provided herein to the contrary regarding Transaction Opportunities, in no event shall any doctrine similar to the doctrine of corporate opportunity apply with regard to the actions or activities of any Member, or Executive Committee member;

                  (c) in no event shall any doctrine or duty similar to the duty of loyalty owed by corporate directors be owed by any Member or Executive Committee member;

                  (d) except as expressly otherwise provided herein to the contrary, each Member and Executive Committee member shall be free to conduct any business or activity whatsoever, without obligation to the Company or any other Member.

                  (e) except as otherwise provided by the LLC Law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

                   (f) except as otherwise required by law, a Member, in its capacity as Member, shall have no liability in excess of (i) the amount of its Capital Contributions, (ii) its share of any assets and undistributed Profits of the Company, (iii) its obligation to make other payments expressly provided for in this Operating Agreement, and
         (iv) the amount of any distributions wrongfully distributed to it.

         7.2 ACTIONS BEYOND SCOPE OF AGREEMENT. Any Member who binds or obligates the Company for any debt or liability or causes the Company to act except in accordance with the provisions of this Agreement shall be liable to the Company for any such debt, liability or act.

         7.3 INDEMNIFICATION.

         (a) To the fullest extent permitted by law, a Member (herein the "Indemnifying Member") shall INDEMNIFY and DEFEND the Company and the other Member and HOLD them HARMLESS from and against all claims, losses, costs, liabilities, damages and expenses (including, without limitation, costs of suit or proceeding and attorneys' fees) they may incur by virtue of claims by third parties arising out of any action of the Indemnifying Member that could obligate or bind the Company for any debt, liability or act except as such may be incurred in accordance with the provisions of this Agreement. For the avoidance of doubt, the Members agree that the indemnification provided in the immediately preceding sentence applies only to claims by third parties.

         (b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Operating Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions or if a judgment or other final adjudication adverse to such Covered Person establishes that the Covered Person's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the Covered Person personally gained in fact a financial profit or other advantage to which the Covered Person is not entitled; provided, however, that any indemnity pursuant to this Section shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

         (c) The Company may purchase and maintain insurance, to the extent and in such amounts as the Executive Committee shall, in its sole discretion, deem reasonable, on behalf of such of the Covered Persons and other Persons as the Executive Committee shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Operating Agreement. The Company may, with the approval of the Executive Committee, enter into indemnity contracts with Covered Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 7.3 hereof and containing such other procedures regarding indemnification as are appropriate.

         (d) To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 7.3 hereof.

ARTICLE VIII NO TRANSFER OF INTERESTS.

         Except pursuant to a corporate reorganization of one of the Members, no Member shall transfer, encumber, mortgage, pledge, or create a security interest in all or any part of its Percentage Interest in the Company unless approved by all the Members. Any purported Transfer of a Percentage Interest shall be null and void and of no effect.

ARTICLE IX DISSOLUTION AND TERMINATION.

         9.1 EVENTS OF DISSOLUTION. Each of the following shall each be an "Event of Dissolution":

                  (a) a unanimous decision by the Executive Committee to dissolve the Company;

                  (b) the expiration of the term of the Company stated in
         Section 2.2;

                  (c) June 1, 2002 and each June 1 thereafter, if at least six months prior to any such date, either Member has given written notice to the other that it elects to dissolve the Company;

                  (d) the giving of written notice of dissolution by either Member to the other Member after any breach of Article XIII (Non-Disclosure) by the other Member;

                  (e) a material breach of this Agreement (other than a breach of Article XIII) or of any Support Services Agreement by a Member and the continuation of such breach for 30 days after the other Member has given written notice of such breach and of its election to dissolve to the breaching Member;

                  (f) the expulsion, bankruptcy (which shall mean being the subject of an order for relief under Title 11 of the United States
         Code), or dissolution of a Member, or occurrence of any other event that terminates the continued membership of a Member in the Company;

                  (g) a Change of Control of a Member, at the written election of either

         Member to dissolve where:

                           (i) for purposes of this Section 9.1 a "Change of
                  Control" means:

                                    (A) the acquisition, directly or indirectly, of 25% or more of the voting securities of a Member by any Person other than a Person who owns, directly or indirectly, 25% or more of such securities on the Effective Date, or

                                    (B) the ability to elect a majority of the directors of a Member by any Person other than a Person who possesses such ability on the Effective Date; and

                           (ii) notwithstanding Section 9.1(g)(i) above, a public offering or distribution to existing shareholders of the securities of a Member or its Affiliates or a management buyout of all the shares of the securities of a Member shall not be deemed an Event of Dissolution;

         (h) as otherwise required by the Act, including but not limited to the entry of a decree of judicial dissolution pursuant to the Act;



         9.2 EFFECT OF DISSOLUTION.

         (a) Upon the occurrence of an Event of Dissolution set forth in Section 9.1, the Executive Committee shall commence dissolution of the Company which shall continue solely for the purpose of winding up its affairs in an orderly manner, disposing of its Assets in a commercially reasonable manner consistent with obtaining the fair market value thereof, and satisfying the claims of its creditors and Members.

         (b) After the occurrence of an Event of Dissolution, the obligations of each Member to offer Transaction Opportunities to the Company shall be terminated. The Executive Committee shall cause the Company's Assets, with the exception of the intellectual property rights to the real-time automated air monitoring system for which a patent is pending as identified in Section 3.4, to be disposed of as promptly as is consistent with obtaining the fair market value thereof (or limiting loss incurred with respect thereto). The intellectual property rights of the real-time automated air monitoring system shall first be offered to the Members at a price which is mutually agreeable to all the Members. If none of the Members is interested in purchasing the intellectual property rights to the aforementioned system, then those rights shall be disposed of as is consistent with obtaining the fair market value thereof.

         (c) The Executive Committee shall be responsible for overseeing the winding up and dissolution of the Company, shall take full account of the Company's liabilities and property, and shall cause the proceeds from the liquidation of the Company's property, to the extent sufficient therefore, to be applied and distributed in the following order:

                           (i) first, to the payment and discharge of all the
                  Company's debts and liabilities to creditors other than Members or their Affiliates;

                           (ii) second, to the payment and discharge of all of
                  the Company's debts and liabilities to Members and their Affiliates; and

                           (iii) third, to the Members pro rata in accordance
                  with their positive capital account balances, after giving effect to all contributions, distributions, and allocations for all periods.

No Member shall receive any additional compensation for any services performed pursuant to this Section 9.2. Each Member understands and agrees that by accepting the provisions of this Section 9.2 setting forth the priority of the distribution of the assets of the Company to be made upon its liquidation, such Member expressly waives any right which it, as a creditor of the Company, might otherwise have under the Act to receive distributions of assets of the Company in satisfaction of any liability of the Company, and hereby subordinates to said creditors any such right.

         (d) after an Event of Dissolution, no Member or member of the Executive Committee shall take any action that is inconsistent with, or not appropriate for, winding up the Company's business and affairs.

         (e) To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement shall continue in full force and effect until such time as the Company Assets have been disposed of or distributed and the Company's risk management contracts satisfied or terminated. When that has occurred, the Members shall have no further obligations under this Agreement except under Sections 13.2, 13.3 and 13.4, which shall survive dissolution and winding up of the Company.

         9.3 FILING OF ARTICLES OF CANCELLATION. Upon the completion of the disposition of the Assets pursuant to Section 9.2, the Executive Committee shall (or, on the failure of the Executive Committee to act, either Member may) promptly file a Certificate of Cancellation with the office of the Delaware Secretary of State.

         9.4 RESERVE. Notwithstanding the provisions of Section 9.2, the Executive Committee may retain such funds as it deems necessary as a reserve for any contingent liabilities or obligations of the Company, which reserve, after the passage of a reasonable period of time, shall be distributed pursuant to
Section 9.2(c).

ARTICLE X ACCOUNTING AND BANK ACCOUNTS.

         10.1 ACCOUNTING METHOD. The books of the Company shall be kept using accrual accounting in accordance with generally accepted accounting principles.

         10.2 BOOKS AND RECORDS The books and records of the Company shall be maintained at the office of the Member which provides bookkeeping services under its respective Support Services Agreement. Books and records shall be maintained for the longer of two years or any period required by applicable statute or regulation. In any event, the other Member, at its expense, shall have the right during ordinary business hours and upon reasonable notice to inspect and copy such books and records.

         10.3 FINANCIAL REPORTS.

         (a) The Company shall cause to be prepared and delivered to each Member, financial statements of the Company in such detail and with such frequency as either Member may reasonably request, together with all information with respect to the Company necessary for the preparation of the Members' federal, state, and local income tax returns.

         (b) At either Member's request, the annual financials may be audited at the expense of the Company.

         10.4 TAX RETURNS AND ELECTIONS. The Company shall cause to be prepared and timely filed all federal, state and local income tax returns or other returns or statements required by applicable law. The Company shall claim all deductions and make such elections for federal or state income tax purposes which the Executive Committee reasonably believes will produce the most favorable tax results for the Members.

         10.5 BANK ACCOUNTS. All funds of the Company shall be deposited in a separate bank, money market or similar account or accounts approved by the Executive Committee and in the name of the Company. Withdrawals therefrom shall be made only by Persons, and for purposes, authorized by the Executive Committee.

ARTICLE XI REPRESENTATIONS AND WARRANTIES OF SJE.

         SJE represents, warrants and covenants to GZA as follows:

         11.1 ORGANIZATION, QUALIFICATION. SJE is a corporation duly organized and validly existing under the laws of the State of New Jersey. SJE has all requisite power and authority to carry on its business as and where presently being conducted.

         11.2 AUTHORIZATION AND ENFORCEABILITY. SJE has the full corporate power and authority to make, execute, deliver and perform this Agreement, and the execution, delivery and performance of this Agreement by SJE has been duly authorized by all necessary corporate action, including, if necessary, shareholder approval. This Agreement has been duly executed and delivered by SJE and this Agreement constitutes, when executed, the legal, valid and binding obligation of SJE enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws relating to creditors' rights generally.

         11.3 NO VIOLATION OF LAWS OR AGREEMENTS. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by SJE will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any lien upon any of the business, assets or properties of SJE under, any provision of (A) its Articles of Incorporation, Bylaws or other corporate documents, or (B) any note, bond, mortgage, indenture, license, lease, contract, commitment, agreement or arrangement to which SJE is a party, or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to SJE or the business assets or properties of SJE.

         11.4 CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or authority, is required to be obtained or made, by or with respect to, SJE in connection with the execution and delivery of this Agreement or the consummation by SJE of the transactions contemplated hereby.


ARTICLE XII REPRESENTATIONS AND WARRANTIES OF GZA.

         GZA represents, warrants and covenants to SJE as follows:

         12.1 ORGANIZATION, QUALIFICATION. GZA is a corporation duly organized and validly existing under the laws of the Commonwealth of Massachusetts. GZA has all requisite power and authority to carry on its business as and where presently being conducted.

         12.2 AUTHORIZATION AND ENFORCEABILITY. GZA has the full corporate power and authority to make, execute, deliver and perform this Agreement, and the execution, delivery and performance of this Agreement by GZA has been duly authorized by all necessary corporate action, including, if necessary, shareholder approval. This Agreement has been duly executed and delivered by GZA and this Agreement constitutes, when executed, the legal, valid and binding obligation of GZA enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws relating to creditors' rights generally.

         12.3 NO VIOLATION OF LAWS OR AGREEMENTS. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by GZA will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any lien upon any of the business, assets or properties of GZA under, any provision of (A) its Articles of Incorporation, Bylaws or other corporate documents, or (B) any note, bond, mortgage, indenture, license, lease, contract, commitment, agreement or arrangement to which GZA is a party, or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to GZA or the business, assets or properties of GZA.

         12.4 CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or authority, is required to be obtained or made, by or with respect to, GZA in connection with the execution and delivery of this Agreement or the consummation by GZA of the transactions contemplated hereby.

ARTICLE XIII NON-DISCLOSURE.

         13.1 COMPANY-INFORMATION. From the date of this Agreement, each Member hereby agrees to use only on behalf of the Company and not otherwise disclose information regarding the business and finances of the Company until the later of the dissolution of the Company or the extinguishment of both Members' obligations under Section 9.2, except that a Member may disclose such confidential information of the Company at any time to:

                  (a) a regulatory or judicial authority when given under appropriate confidentiality arrangements; and

                  (b) Affiliates of either Member except those Affiliates which from time to time compete with the Company.

After the later of dissolution of the Company or the extinguishment of both Members' obligations under Section 9.2, no restrictions on disclosure or use of such Company information shall continue.

         13.2 MEMBER INFORMATION. From the date of this Agreement, each Member hereby agrees to keep confidential all information regarding the business and finances of the other Member, except that a Member may disclose confidential information about the Company at any time to a regulatory or judicial authority when given under appropriate confidentiality arrangements.

         13.3 GENERALLY AVAILABLE INFORMATION. Notwithstanding Sections 13.1 and 13.2, the obligation of non-disclosure shall not apply to any information relating to the business and finances of the Company which is or becomes generally available to the public through no fault of any Person owing an obligation of non-disclosure or confidentiality to the Company.

         13.4 BREACH AND RECOURSE. Each Member hereby acknowledges and agrees that a breach of this covenant of non-disclosure may cause immediate and irreparable injury to the

Company and its Members and will authorize recourse by the Company and Members to injunction and/or specific performance, as well as all other available legal or equitable remedies.

ARTICLE XIV ARBITRATION.

         14.1 RESOLUTION OF DISPUTES BY ARBITRATION AND SELECTION OF ARBITRATORS. Any and all good faith differences and disputes of whatsoever nature arising out of this Agreement shall be resolved and finally settled by binding arbitration. The Members shall each appoint one arbitrator, and the two arbitrators so appointed will select a third arbitrator, all of such arbitrators to be qualified by education, knowledge, and experience to resolve the difference or dispute.

         14.2 JURISDICTION OF ARBITRATORS AND RULES APPLIED TO ARBITRATION. The jurisdiction of the arbitrators will be limited to the issue(s) referred to arbitration, and the arbitration shall be conducted pursuant to the rules of the American Arbitration Association and the substantive laws of Delaware; provided, however, that should there be any conflict between such guidelines and the procedures set forth in this Agreement, the terms of this Agreement shall control.

         14.3 INDIVIDUAL ISSUE RESOLUTION AND DISCOVERY. Within 15 days following selection of the third arbitrator, each Member shall furnish the arbitrators in writing its position regarding the issue being arbitrated. In the event multiple issues are in dispute, each Member shall submit its position regarding each issue and the arbitrators shall resolve each issue individually unless the Members otherwise agree. The arbitrators may, if they deem necessary or desirable, convene a hearing regarding the issue(s) being arbitrated. Discovery shall be permitted by the arbitrators to the extent that, though requested by a Member, witnesses do not agree to appear or do not appear at the arbitration or documents are not produced at least 20 days before the arbitration. Within 30 days following the later of the appointment of the third arbitrator or of the hearing, if one is held, the arbitrators shall notify the Members in writing as to which position of the two Members on each issue is most consistent with the applicable provision(s) of this Agreement, if any, which are relevant to the dispute. Such decision shall be binding on the Members hereto until and unless changed in accordance with the provisions of this Agreement.

         14.4 ENFORCEMENT of the award may be entered in any court having jurisdiction over the Members.

         14.5 EXPENSES. Each Member will pay the expenses of the arbitrator selected by or for it, and its counsel, witnesses and employees and the presentation of its case. All other costs of arbitration will be divided equally between the Members.

         14.6 INJUNCTION AND SPECIFIC PERFORMANCE. Notwithstanding anything to the contrary contained in Sections 14.1 through 14.5, in the event interim judicial relief (including, without limitation, that referred to in Section 13.4) is necessary prior to rendition of any arbitral award in order to avoid irreparable injury to either Member, then such Member may seek interim measures of protection, including without limitation orders of injunction, specific performance or other equitable relief, from any court of competent jurisdiction. The provisions of this Section 14.6 shall not be deemed to preclude the awards.

ARTICLE XVI MISCELLANEOUS PROVISIONS.

         15.1 NOTICES. Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or if sent by registered or certified mail, postage and charges prepaid, return receipt requested, or by overnight courier of national reputation or transmitted by telecopy with evidence of the telephone number to which sent, in each case addressed to the Member's and/or Company's address or telecopier number, as appropriate, which is set forth in the books and records of the Company. Any such notice shall be deemed to be given as of the date so delivered or telecopied if delivered or telecopied during regular business hours, as of the next business day if delivered by overnight courier or delivered or telecopied after regular business hours, and if sent by mail, three business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

         15.2 GOVERNING LAW. This Agreement and all questions with respect to its construction, enforcement or interpretation, the rights and obligations of the parties hereto, or the formation, administration, or termination of the Company shall be governed by the Act and other applicable laws of the State of Delaware without regard to Delaware's conflict of law rules.

         15.3 EXECUTION OF ADDITIONAL INSTRUMENTS. Each Member hereby agrees to execute such documents or instruments as may be necessary to comply with applicable laws, rules, or regulations.

         15.4 CONSTRUCTION. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the neuter gender shall include the masculine and feminine genders and vice versa.

         15.5 HEADINGS. The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any of its provisions.

         15.6 WAIVERS. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not constitute a waiver of any subsequent violation or of the right to so insist.

         15.7 RIGHTS AND REMEDIES CUMULATIVE. The rights and remedies provided by this Agreement are cumulative, and also are provided in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

         15.8 SEVERABILITY. Any provision of this Agreement that is invalid, illegal, or unenforceable in any jurisdiction shall be ineffective only in such jurisdiction and only to the extent of such invalidity, illegality, or unenforceability, and without rendering ineffective the remaining provisions of the Agreement in any jurisdiction.

         15.9 SUCCESSORS AND ASSIGNS. The rights, duties and obligations of a Member under this Agreement may not be assigned without the prior written consent of the other Member which may be given or withheld in its sole discretion. To the extent that such consent is given, each and all of the covenants, terms, provisions, and agreements contained in this Agreement shall be binding upon and inure to the benefit their successors in interest.

         15.10 NO THIRD PARTY BENEFICIARIES. None of the provisions of this Agreement shall be construed to be for the benefit of or enforceable by any Person other than the parties hereto and, to the extent permitted by this Agreement, their successors in interest.

         15.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

         15.12 FACSIMILE SIGNATURES. The Members agree that a facsimile signature will serve as an original, and that the Statute of Frauds will be waived as to any claim associated with transmittal or acceptance of the facsimile signature.

         15.13 ENTIRE AGREEMENT. This Agreement, including any exhibits, is the entire agreement between the parties regarding the subject matter of the formation and operation of the limited liability company. It supersedes any other representations or agreements, whether oral or written and specifically supersedes and nullifies the January 21, 1999 Letter of Intent as it pertains to the formation of the limited liability company between the parties. The contractual documents that underlie the transactions regarding automated air monitoring services provided to customers prior to formation of the limited liability company are to be given full force and effect and are not affected by the formation of the limited liability company. This paragraph is not intended to supersede or nullify those documents.

         IN WITNESS WHEREOF, the parties have executed this Agreement to be effective the date first noted above.


                                            SOUTH JERSEY ENERGY COMPANY

                                            BY:
                                               --------------------------------

                                            TITLE:
                                                  -----------------------------

                                            DATE OF EXECUTION:



                                            GZA GEOENVIRONMENTAL INC.

                                            BY:
                                               --------------------------------

                                            TITLE:
                                                  -----------------------------

                                            DATE OF EXECUTION:

                                    Exhibit A












                           SUPPORT SERVICES AGREEMENT


                                     BETWEEN


                           SOUTH JERSEY ENERGY COMPANY


                                       AND


                                AIRLOGICS, L.L.C.

                           SUPPORT SERVICES AGREEMENT

         This Agreement is made as of April 1, 2000 by and between SOUTH JERSEY ENERGY COMPANY, a New Jersey corporation with its principal place of business at One South Jersey Plaza, Route 54, Folsom, NJ 08037 ("SJE"), and AIRLOGICS, L.L.C., a Delaware Limited Liability Company with its principal place of business at 1 South Jersey Plaza, Folsom, NJ 08037 ("AIRLOGIC").

         WHEREAS, SJE is willing to provide support services to AIRLOGICS; and

         WHEREAS, AIRLOGICS requires support services and desires to use and purchase such services from SJE; and

         NOW, THEREFORE, it is hereby agreed as follows:

                      ARTICLE I - GENERAL SCOPE OF SERVICES

           1. SJE shall provide, as needed, support services to AIRLOGICS, enumerated in Exhibit A, attached hereto and made a part hereof, subject to the applicable provisions of this Agreement; provided, however, that SJE and AIRLOGICS shall not be responsible for policy or management decisions of the other, such functions being reserved exclusively for each party to this Agreement, respectively.

           2. SJE shall provide support services using personnel from within its own organization. In addition, SJE may use persons from outside its organization with the other party's approval, such approval not to be unreasonably withheld.

                        ARTICLE II - PAYMENT FOR SERVICES

           1. All of the support services rendered under this Agreement shall be charged to the other in accordance with the fee schedule identified in Exhibit
B. Support services that benefit both SJE and AIRLOGICS shall be fairly and equitably allocated between the parties. The methods of determining the costs and the allocation may be modified or changed by either party with the prior written approval of the other party. If either party objects, in writing, to the proposed changes or modifications, the parties agree to make a good faith effort to renegotiate the terms and conditions of Exhibit B. If no agreement can be reached within sixty (60) days of the proposal to modify Exhibit B, the proposed modifications will not take effect and either party may terminate this Agreement as provided herein.

           2. SJE shall submit itemized invoices for services rendered, including, when requested or required by AIRLOGICS, all sales, use, excise, or similar taxes that may be applicable to such services, as soon as practicable after the close of each month. All invoices submitted by SJE shall have adequate documentation to justify all labor and material costs. AIRLOGICS shall pay such invoice within thirty days after receipt, to the extent the costs are not disputed. Such disputes must be raised within eighteen (18) months after receipt of the invoice with the disputed cost. Simple annual interest at the prime rate then in effect at Bank Boston, plus 1.5%, shall accrue on any undisputed invoice items not paid within thirty days after receipt by the other, interest computed from the 31st day following the date of receipt.

           3. Upon the written request of AIRLOGICS, SJE shall permit AIRLOGICS reasonable access to its books and records for the purpose of auditing charges billed by SJE.

                         ARTICLE III - TERM OF CONTRACT

           This Agreement shall commence on the date first written above and continue until terminated by either party by at least two (2) months prior written notice to the other.

                              ARTICLE IV - CHANGES

           No waiver, alteration, amendment, consent, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by a duly authorized representative of both parties.

                             ARTICLE V - ASSIGNMENT

           Neither SJE nor AIRLOGICS may assign any of its rights or obligations hereunder, except with the prior written consent of the other; provided, however, SJE shall be entitled to use affiliates, as its agent, to provide services hereunder.

                           ARTICLE VI - FORCE MAJEURE

           Force Majeure means an event that is beyond the reasonable control of, and without the fault or negligence of, the party claiming Force Majeure, which delays, hinders, or prevents performance of that party's obligations under this Agreement. SJE or AIRLOGICS shall not be liable to the other for loss or damage resulting from (1) any delay in performance, in whole or in part, or (2) nonperformance of its contractual obligations, in whole or in part, insofar as such delay or nonperformance is caused by Force Majeure, provided that the party invoking Force Majeure provides written notice to the other party of the circumstances giving rise to such delay or nonperformance within a reasonable time after learning of such circumstances and, to the extent possible, takes reasonable steps to correct or alleviate the circumstances that led to the Force Majeure event.

                   ARTICLE VII - INSURANCE AND INDEMNIFICATION

           1. SJE may, with respect to the services performed under this Agreement, self-insure or obtain insurance coverage with respect to its facilities and shall maintain the following coverage, naming the other party to this Agreement as an additional insured, as applicable:

                  a) Workers' Compensation Insurance that complies with the provisions of applicable law.

                  b) Employer's Liability Insurance with limits not less than $1,000,000 each occurrence;

                  c) General Liability Insurance with limits not less than $2,000,000 combined bodily injury and property damage liability;

                  d) Automobile Liability Insurance with limits not less than $1,000,000 combined bodily injury and property damage.

                  e) Professional Liability Insurance with limits not less than $3,000,000 per claim and annual aggregate including coverage for damages resulting from a release of pollutants

           2. SJE shall defend (at the other's option), indemnify, and hold harmless AirLogics, its directors, officers, employees, contractors, agents, successors, and assigns from and against, any actions, penalties, claims, costs (including, but not limited to, reasonable attorney's fees), or damages of any nature caused in whole or in part by any act or omission of SJE related to the services performed by SJE pursuant to this Agreement and resulting in personal injury or property damage.

           3. SJE shall defend (at the other's option), indemnify, and hold harmless AirLogics, its directors, officers, employees, contractors, agents, successors, and assigns from and against, any actions, penalties, claims, costs (including, but not limited to, reasonable attorney's fees), or damages of any nature caused by SJE's negligent professional acts, errors and omissions. SJE shall in no case be required to pay an amount disproportionate to SJE's negligence, nor shall SJE be required to pay any amount or sum levied against AirLogics to recognize more than actual and/or reasonable damages.

           4. SJE shall name AirLogics as an "Additional Insured" on its General Liability and Automobile Liability Insurance policies. Certified copies of said policies or certificates evidencing such insurance shall be filed with AirLogics.

           ARTICLE VIII - GENERAL LIMITATIONS OF LIABILITY AND WAIVER

           1. SJE shall provide well-qualified and experienced staff to perform services covered by this Agreement. Names and backgrounds of said personnel shall be provided to AIRLOGICS on request.

           2. Services provided by SJE hereunder shall be performed in a prudent, professional, and workmanlike manner. If any such services provided by SJE fail to conform to this standard, AIRLOGICS shall, at its option, have the right to correct or re-perform such services, the cost of which shall be deducted from the monies owed to SJE.

           3. Except for the obligation in (2) above to correct or re-perform services, SJE shall not be liable for any reason to the other for claims for incidental, indirect, consequential, or other damages of any nature connected with or resulting from the performance or non-performance of this Agreement by SJE or AIRLOGICS, whether or not due to negligence by SJE or AIRLOGICS.

           4. Except for the obligation imposed upon it for the payment of support services pursuant to Article III, neither party shall be liable to the other for claims for direct, incidental, indirect, consequential, or other damages of any nature connected with or resulting from performance or non-performance of this Agreement by SJE or AIRLOGICS, whether or not due to negligence by SJE or AIRLOGICS.

           5. EXCEPT AS MAY BE PROVIDED IN PARAGRAPHS 1 AND 2 OF THIS ARTICLE, NO WARRANTIES OF ANY KIND WHETHER STATUTORY, WRITTEN, ORAL OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, SHALL APPLY TO SERVICES PERFORMED HEREUNDER.




                               ARTICLE IX - NOTICE

           1. All communications and notices by AIRLOGICS to SJE under this Agreement shall be sent to and addressed as follows:

                                South Jersey Energy Company
                                One South Jersey Plaza
                                Route 54
                                Folsom, NJ 08037
                                ATTN: Joseph A. Rodio

           2. All communications and notices by SJE to AIRLOGICS under this Agreement shall be sent to and addressed as follows:

                   AirLogics, LLC                 AirLogics, L.L.C.
                   1 South Jersey Plaza           C/O GZA GeoEnvironmental, Inc.
                   Folsom, NJ  08037              320 Needham Street
                   ATTN: Edward J. Graham         Newton, MA 02446-1594
                                                  Attn: M. Joseph Celi

           3. Either party may change the address set forth by written notice to the other.

                           ARTICLE X - APPLICABLE LAW

           1. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware except that its conflict of law shall not apply.

           2. This Agreement shall be subject to approval by any regulatory body whose approval is a legal prerequisite to its execution, delivery, or performance.

           3. This Agreement constitutes the entire Agreement between the parties for the services to be provided hereunder, and supersedes all prior representations and Agreements, whether written or oral, between the parties as to such services.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives, to become effective as of the date first written above.


                           SOUTH JERSEY ENERGY COMPANY


                             By: _______________________________

                             Its:  _______________________________



                             AIRLOGICS, LLC


                             By: ________________________________

                             Its: ________________________________

                                    EXHIBIT A
                                       to
                           Support Services Agreement

               GENERAL DESCRIPTION OF SOUTH JERSEY ENERGY COMPANY
                                SUPPORT SERVICES



The services available under this Agreement that are to be provided under this Agreement and are the services normally furnished by AIRLOGICS are as follows:

            1.    Accounting

            2. Administrative Support including billing, collection, clerical, records management, and legal

            3.    Tax and insurance services

            4.    Insurance

            5.    Technical support

            6.    Sales, client development & relations, proposal preparation

            7.    Marketing support

                                    EXHIBIT B
                                       TO
                           SUPPORT SERVICES AGREEMENT

             DETERMINATION OF COST OF SERVICE AND ALLOCATION THEREOF

              SJE shall bill AIRLOGICS for costs incurred on behalf of performing services as described using the fixed hourly/monthly rates outlined below. These rates are in effect for the year ending December 31, 2000 and may be adjusted annually thereafter to reflect inflation and other cost-of-living increases.

              Where services performed by SJE benefit other entities, SJE shall equitably allocate the costs of such services among the entities benefiting from such services.

              SJE shall maintain records adequate to support the costs to be charged to AIRLOGICS. These records shall be made available to the other for audit as requested.

              Services in support of equipment fabrication will be separated to allow capitalization of these costs with the equipment.


                   SERVICE PROVIDED - FEE

            1.    Accounting - $71.45 per hour

            2. Administrative Support including billing, collection, clerical, records - $46.16 per hour

            3.    Tax and insurance services - $84.60 per hour

            4.    Technical support - $ 130.45 per hour

            5. Sales, client development & relations, proposal preparation - $6,500 plus comm. per month

            6.    Marketing support - $109.34 per hour

                                    EXHIBIT B











                           SUPPORT SERVICES AGREEMENT


                                     BETWEEN


                            GZA GEOENVIRONMENTAL INC.


                                       AND


                                AIRLOGICS, L.L.C.

                           SUPPORT SERVICES AGREEMENT

           This Agreement is made as of April 1, 2000 by and between GZA GEOENVIRONMENTAL INC., a Massachusetts corporation with its principal place of business at 320 Needham St., Newton Upper Falls MA 02464 ("GZA"), and AIRLOGICS, L.L.C., a Delaware Limited Liability Company with its principal place of business 1 South Jersey Plaza, Folsom, New Jersey 08037 ("AIRLOGIC").

         WHEREAS, GZA is willing to provide support services to AIRLOGICS; and

         WHEREAS, AIRLOGICS requires support services and desires to use and purchase such services from GZA; and

         NOW, THEREFORE, it is hereby agreed as follows:

                      ARTICLE I - GENERAL SCOPE OF SERVICES

           1. GZA shall provide, as needed, support services to AIRLOGICS, enumerated in Exhibit A, attached hereto and made a part hereof, subject to the applicable provisions of this Agreement; provided, however, that GZA and AIRLOGICS shall not be responsible for policy or management decisions of the other, such functions being reserved exclusively for each party to this Agreement, respectively.

           2. GZA shall provide support services using personnel from within its own organization. In addition, GZA may use persons from outside its organization with the other party's approval, such approval not to be unreasonably withheld.

                        ARTICLE II - PAYMENT FOR SERVICES

           1. All of the support services rendered under this Agreement shall be charged to the other in accordance with schedule in Exhibit B. Support services that benefit both GZA and AIRLOGICS shall be fairly and equitably allocated between the parties. The methods for determining fees for support services may be modified or changed by either party with the prior written approval of the other party. If either party objects, in writing, to the proposed changes or modifications, the parties agree to make a good faith effort to renegotiate the terms and conditions of Exhibit B. If no agreement can be reached within sixty
(60) days of the proposal to modify Exhibit B, the proposed modifications will not take effect and either party may terminate this Agreement as provided herein.

           2. GZA shall submit itemized invoices for services rendered, including, when requested or required by AIRLOGICS, all sales, use, excise, or similar taxes that may be applicable to such services, as soon as practicable after the close of each month. All invoices submitted by GZA shall have adequate documentation, where applicable, to justify all labor and material costs. AIRLOGICS shall pay such invoice within thirty days after receipt, to the extent the costs are not disputed. Such disputes must be raised within eighteen (18) months after receipt of the invoice with the disputed cost. Simple annual interest at the prime rate then in effect at Bank Boston, plus 1.5%, shall accrue on any undisputed invoice items not paid within thirty days after receipt by the other, interest computed from the 31st day following the date of receipt.

           3. Upon the written request of AIRLOGICS, GZA shall permit AIRLOGICS reasonable access to its books and records for the purpose of auditing charges billed by GZA.

                         ARTICLE III - TERM OF CONTRACT

              This Agreement shall commence on the date first written above and continue until terminated by either party by at least two (2) months prior written notice to the other.

                              ARTICLE IV - CHANGES

              No waiver, alteration, amendment, consent, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by a duly authorized representative of both parties.

                             ARTICLE V - ASSIGNMENT

              Neither GZA nor AIRLOGICS may assign any of its rights or obligations hereunder, except with the prior written consent of the other; provided, however, GZA shall be entitled to use affiliates, as its agent, to provide services hereunder.


                           ARTICLE VI - FORCE MAJEURE

              Force Majeure means an event that is beyond the reasonable control of, and without the fault or negligence of, the party claiming Force Majeure, which delays, hinders, or prevents performance of that party's obligations under this Agreement. GZA or AIRLOGICS shall not be liable to the other for loss or damage resulting from (1) any delay in performance, in whole or in part, or (2) nonperformance of its contractual obligations, in whole or in part, insofar as such delay or nonperformance is caused by Force Majeure, provided that the party invoking Force Majeure provides written notice to the other party of the circumstances giving rise to such delay or nonperformance within a reasonable time after learning of such circumstances and, to the extent possible, takes reasonable steps to correct or alleviate the circumstances that led to the Force Majeure event.

                   ARTICLE VII - INSURANCE AND INDEMNIFICATION

           1. GZA may, with respect to the services performed under this Agreement, self-insure or obtain insurance coverage with respect to its facilities and shall maintain the following coverage, naming the other party to this Agreement as an additional insured, as applicable:

            a) Workers' Compensation Insurance that complies with the provisions of applicable law.

            b) Employer's Liability Insurance with limits not less than $1,000,000 each occurrence;

            c) General Liability Insurance with limits not less than $2,000,000 combined bodily injury and property damage liability; and

            d) Automobile Liability Insurance with limits not less than $1,000,000 combined bodily injury and property damage.

            e) Umbrella Liability with limits not less than $5,000,000 per claim and aggregate

            f) Professional Liability Insurance with limits not less than $3,000,000 per claim and annual aggregate including coverage for damages resulting from a release of pollutants

           2. GZA shall defend (at the other's option), indemnify, and hold harmless AirLogics, its directors, officers, employees, contractors, agents, successors, and assigns from and against, any actions, penalties, claims, costs (including, but not limited to, reasonable attorney's fees), or damages of any nature caused in whole or in part by any act or omission of GZA related to the services performed by GZA pursuant to this Agreement and resulting in personal injury or property damage.

           3. GZA shall defend (at the other's option), indemnify, and hold harmless AirLogics, its directors, officers, employees, contractors, agents, successors, and assigns from and against, any actions, penalties, claims, costs (including, but not limited to, reasonable attorney's fees), or damages of any nature caused by GZA's negligent professional acts, errors and omissions. GZA shall in no case be required to pay an amount disproportionate to GZA's negligence, nor shall GZA be required to pay any amount or sum levied against AirLogics to recognize more than actual and/or reasonable damages.

           4. GZA shall name AirLogics as an "Additional Insured" on its General Liability and Automobile Liability Insurance policies. Certified copies of said policies or certificates evidencing such insurance shall be filed with AirLogics.

           ARTICLE VIII - GENERAL LIMITATIONS OF LIABILITY AND WAIVER

           1. GZA shall provide well-qualified and experienced staff to perform services covered by this Agreement. Names and backgrounds of said personnel shall be provided to AIRLOGICS on request.

           2. Services provided by GZA hereunder shall be performed in a prudent, professional, and workmanlike manner. If any such services provided by GZA fail to conform to this standard,

AIRLOGICS shall, at its option, have the right to correct or re-perform such services, the cost of which shall be deducted from the monies owed to GZA.

           3. Except for the obligation in (2) above to correct or re-perform services, GZA shall not be liable for any reason to the other for claims for incidental, indirect, consequential, or other damages of any nature connected with or resulting from the performance or non-performance of this Agreement by GZA or AIRLOGICS, whether or not due to negligence by GZA or AIRLOGICS.

           4. Except for the obligation imposed upon it for the payment of support services pursuant to Article III, neither party shall be liable to the other for claims for direct, incidental, indirect, consequential, or other damages of any nature connected with or resulting from performance or non-performance of this Agreement by GZA or AIRLOGICS, whether or not due to negligence by GZA or AIRLOGICS.

           5. EXCEPT AS MAY BE PROVIDED IN PARAGRAPHS 1 AND 2 OF THIS ARTICLE, NO WARRANTIES OF ANY KIND WHETHER STATUTORY, WRITTEN, ORAL OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, SHALL APPLY TO SERVICES PERFORMED HEREUNDER.

                               ARTICLE IX - NOTICE

           1. All communications and notices by AIRLOGICS to GZA under this Agreement shall be sent to and addressed as follows:

                                   GZA Geoenvironmental Technologies, Inc.
                                   320 Needham St.
                                   Newton Upper Falls, MA   02464
                                   Attn.:  Joseph Celi

           2. All communications and notices by GZA to AIRLOGICS under this Agreement shall be sent to and addressed as follows:

                   AIRLOGICS, L.L.C.          AIRLOGICS, L.L.C.
                   1 South Jersey Plaza.      C/O GZA GeoEnvironmental, Inc.
                   Folsom, NJ 08037           320 Needham Street
                   ATTN: Edward J. Graham     Newton, MA 02464-1594
                                              Attn:  William R. Beloff

           3. Either party may change the address set forth by written notice to the other.

                           ARTICLE X - APPLICABLE LAW

           1. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware except that its conflict of law shall not apply.

           2. This Agreement shall be subject to approval by any regulatory body whose approval is a legal prerequisite to its execution, delivery, or performance.

           3. This Agreement constitutes the entire Agreement between the parties for the services to be provided hereunder, and supersedes all prior representations and Agreements, whether written or oral, between the parties as to such services.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives, to become effective as of the date first written above.

                           GZA GEOENVIRONMENTAL, INC.

                           By: ____________________________

                           Title: ____________________________

                           AIRLOGICS, LLC

                           BY: _______________________________

                           TITLE:______________________________

                                    EXHIBIT A
                                       to
                           Support Services Agreement

          GENERAL DESCRIPTION OF GZA GEOENVIRONMENTAL TECHNOLOGIES, INC
                                SUPPORT SERVICES



The services available under this Agreement that are to be provided under this Agreement and are the services normally furnished by AIRLOGICS are as follows:

-        Patent Application and Support

-        Air Monitoring Equipment Design/Configuration

-        Fabrication Oversight

-        Procurement and Expediting Support

-        Regulatory Support

-        Equipment Mobilization

-        System Start-up and Troubleshooting

-        Operations - Field Technicians, Supervision and Technical Support

-        Engineering, Design and Consulting Services

-        Marketing and Proposal Preparation

-        Data Management and Record Management

-        Client Development and Relations

                                    EXHIBIT B
                                       TO
                           SUPPORT SERVICES AGREEMENT

             DETERMINATION OF COST OF SERVICE AND ALLOCATION THEREOF

              GZA shall bill AIRLOGICS for costs incurred on behalf of performing services as described using the fixed hourly rates outlined below. These rates are in effect for the year ending December 31, 2000 and may be adjusted annually thereafter to reflect inflation and other cost-of-living increases.

              Where services performed by GZA benefit other entities, GZA shall equitably allocate the costs of such services among the entities benefiting from such services.

              GZA shall maintain records adequate to support the costs to be charged to AIRLOGICS. These records shall be made available to the other for audit as requested.

              Services in support of equipment fabrication will be separated to allow capitalization of these costs with the equipment.



     -        Principal-in-Charge                            $105.40

     -        Technical Project Manager                        83.80

     -        Assistant Project Manager                        61.70

     -        Engineer I                                       55.70

     -        Engineer II                                      36.90

     -        Engineer Technician, Lead                        55.90

     -        Engineering Field Technician                     48.90

     -        Technician II                                    36.90

     -        Administrative Staff                             38.20


GZA shall hire, or assign temporarily, two Technician II personnel for the AirLogics at a reduced multiplier of 1.7 times raw salary commencing April 1, 2000. Each Technician will be full-time chargeable (minimum of 40 hours/week) for a period of one year to AirLogics. Costs to hire, train and certify these new employees will be shared equally by the AirLogics members.